LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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LAST SURVIVOR  This is a Joint and Last Survivor Benefit Agreement which
DEATH BENEFIT  modifies coverage under this Group Contract. If this Agreement is
AGREEMENT      made part of the Group Contract, coverage is extended to two
               Insureds under each Certificate. The Insured individuals are those named in the application for each Certificate. The Death
               Benefit under a Certificate covered by this Agreement is payable if the surviving Insured dies before the Maturity Date and while coverage is in force under the Group Contract to which this Agreement is attached. The surviving Insured is the Insured who is living upon the death of the other Insured. No Death Benefit is payable upon the death of the first Insured to die.

               This Agreement amends the following provisions of the Group
               Contract:

               DEFINITIONS
               The Attained Age is an Insured's age on his or her last birthday.

               THE BENEFIT
               In determining the Death Benefit, the applicable percentage of the Account Value is based upon the Attained Age of the younger Insured.

               MATURITY BENEFIT
               The Maturity Date provision will be based upon the Attained Age of the younger Insured.

               REINSTATEMENT
               The Owner may reinstate coverage under the Group Contract subject to the Reinstatement provision provided that: both Insureds are alive; or one Insured is alive and the termination of coverage without value occurred after the death of the first Insured.

               MISSTATEMENT OF AGE OR SEX, ASSIGNMENT
               The Misstatement of Age or Sex and Assignment provisions apply to either Insured.

               OWNER
               During the lifetime of both Insureds, the rights and privileges stated in the Certificate may be exercised only by the Owner.

               BENEFICIARY
               The Beneficiary is as named in the application on the Certificate Date, and may be changed from time to time. The interest of any Beneficiary who dies before the surviving Insured will terminate at the death of that Beneficiary.

               If no Beneficiary designation is in effect at the surviving Insured's death, or if there is no designated Beneficiary then living, the Owner will be the Beneficiary. However, if the surviving Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

               CHANGE OF OWNERSHIP OR BENEFICIARY
               The Owner may change the Owner or any Beneficiary by Written Request during the lifetime of either Insured. The change will take effect as of the date the request is signed after We acknowledge receipt in writing, whether or not the Owner or an Insured are living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.
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               INCONTESTABILITY AFTER TWO YEARS
               The Incontestability After Two Years provision of the Group Contract applies to both Insureds.

               Before the end of the second year from the Certificate Date, We will send a notice to the Owner requesting notification of the death of any Insured. Failure to notify Us of the death of either Insured will not avoid a contest of the Group Contract.

               SUICIDE WITHIN TWO YEARS
               The Suicide Within Two Years provision of the Group Contract applies to either Insured.

               COST OF INSURANCE RATE
               The Cost of Insurance Rate is based on the Attained Age, sex and rating classification of both Insureds. Pages 19 and page 20 of the Group Contract, which contain the Guaranteed Monthly Maximum Cost of Insurance Rates, are hereby deleted and replaced with the following:

               The Guaranteed Monthly Maximum Cost of Insurance Rates are based on the exact age and rating class of each Insured using the Frasier Method and the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday, or a smoker/non-smoker basis.

               Each Certificate will be issued with a page showing the Guaranteed Monthly Maximum Cost of Insurance Rates for the specific age combination of the Insureds.

               ACCELERATED DEATH BENEFIT
               After the death of the first Insured, the Death Benefit may be accelerated, subject to the conditions of the Accelerated Death Benefit provision.

               PAYMENT OF PROCEEDS
               The Proceeds of a Certificate issued under the Group Contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to the Owner before the surviving Insured's death, and to the Beneficiary after the surviving Insured's death.

               Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the death of both Insureds. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

               TERMINATION OF AN INSURED'S COVERAGE
               Coverage under this Agreement will terminate when one of the following events occur:

               o    the surviving Insured dies;

               o    an Insured's coverage matures;

               o    the date an Insured's coverage ends without value;

               o the date an Insured's coverage is surrendered for its Surrender Value; or

               o the date the Group Contract terminates or is discontinued, except as provided in the Continuation of Insureds' Coverage After Discontinuance provision.

               THIS AGREEMENT AND THE CONTRACT
               This Agreement is made a part of the Group Contract if We have listed it on the Contract Information page.

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               EFFECTIVE DATE OF COVERAGE
               Coverage under this Agreement takes effect on the Certificate Date shown on the Certificate Information page.


                                                            /s/  Edmund F. Kelly
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                                                            PRESIDENT








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